EXHIBIT 99.1

Release Date: July 21, 2005

Scientific-Atlanta Announces Fourth Quarter and Fiscal Year 2005 Results

Atlanta, GA – July 21, 2005. Scientific-Atlanta, Inc. (NYSE:SFA) today reported fourth quarter sales of $527.0 million. Net income for the fourth quarter, on a generally accepted accounting principles (GAAP) basis, was $34.5 million or $0.22 per share, compared with $70.2 million or $0.45 per share in last year’s fourth quarter, and compared with $61.7 million or $0.40 per share last quarter.

Pro forma net income for the fourth quarter of fiscal year 2005 was $77.3 million or $0.50 per share, compared with $54.6 million or $0.35 per share in last year’s fourth quarter, and compared with $62.4 million or $0.40 per share last quarter.

The difference between the GAAP and pro forma results for the fourth quarter of fiscal year 2005 is related to the Gemstar (Gemstar – TV Guide International, Inc.) settlement, which we had announced previously, and a reserve for a tentative settlement with the staff of the Securities and Exchange Commission (SEC) concerning the 2000 and 2001 Adelphia Communications Corporation (Adelphia) and Charter Communications, Inc. (Charter) matters. The difference in the fourth quarter of fiscal year 2004 is related to the settlement with the IRS related to amended returns we had filed for fiscal years prior to 2003.

Net income in the fourth quarter, on a GAAP basis, included an after-tax charge of $22.2 million related to the settlement with Gemstar, which Scientific-Atlanta announced last month. Under the settlement, Scientific-Atlanta and Gemstar entered into a long-term worldwide patent cross-license agreement, granting each access to the other’s interactive program guide patents. The companies also entered into a porting agreement under which Scientific-Atlanta will assist Gemstar to port its program guides onto Scientific-Atlanta’s set-top platform. Under the agreements that make up the settlement, which have a term of up to 9.5 years, Scientific-Atlanta will pay approximately $154.4 million to Gemstar, and Gemstar will pay approximately $89.4 million to Scientific-Atlanta.

Scientific-Atlanta previously reported on investigations by the Securities and Exchange Commission (SEC) and the Department of Justice (DOJ) concerning the company’s 2000 and 2001 marketing support agreements with Adelphia and Charter and the manner in which Adelphia and Charter accounted for these transactions. The company recorded a $20.0 million reserve in the fourth quarter based on discussions with the staff of the SEC regarding a tentative settlement of its investigation. This reserve had a $20.0 million pre-tax and after-tax impact on earnings. Scientific-Atlanta continues to cooperate with the DOJ with respect to its investigation.

The company has chosen to report both GAAP and pro forma results this quarter to help investors better understand its operating results. Please note that the pro forma measures are not in accordance with, or alternatives for, generally accepted accounting principles and may be different from pro forma measures used by other companies. The company believes that this presentation of pro forma results is useful information for management and investors regarding certain additional financial and business trends relating to its financial condition and results of operations. The company believes that when GAAP net income and GAAP net income per share are viewed in conjunction with pro forma net income and pro forma net income per share, investors are provided with a more meaningful understanding of its ongoing operating performance.

A reconciliation between net income on a GAAP basis and pro forma net income is presented in a table below and at www.scientificatlanta.com/investors.

Excellent Fourth Quarter Results

In the fourth quarter, Scientific-Atlanta received $531.5 million in new orders, and it de-booked backlog related to a customer in Japan, resulting in net bookings of $478.0 million. The company continues to make progress with this customer’s acceptance testing process. However, due to the aging of the backlog, Scientific-Atlanta removed these units from backlog, and the company will not enter any set-top bookings related to this customer until the acceptance process is complete. Scientific-Atlanta believes that the customer remains committed to the product, although pricing and volumes have changed, reflecting the passage of time.

In the fourth quarter, the company received new orders for subscriber products valued at $411.5 million, flat with last year’s fourth quarter and up slightly from last quarter. Including the reduction of backlog in Japan, bookings of subscriber products were $358.0 million, a decrease compared with both last year and last quarter.

Fourth quarter transmission product bookings were $120.0 million, an 8 percent decrease from last year and a 12 percent decrease sequentially.

Backlog of $465.6 million was down 6 percent from last year and 10 percent from last quarter, again due to the de-booking of backlog in Japan.

Fourth quarter sales of $527.0 million increased 15 percent from last year and 8 percent from last quarter.

Sales of subscriber products were $412.4 million, up 22 percent from last year’s fourth quarter and 10 percent sequentially. The year-to-year increase in sales of subscriber products was due to higher volumes of Explorer® digital set-tops and WebSTAR™ cable modems and a continued mix shift toward higher-end set-top and modem products. Selling prices for set-top models continued to decline in the quarter. In the fourth quarter, the company sold 1.190 million set-tops, an increase of 13 percent from last year and 8 percent sequentially. In addition, the company sold 878 thousand WebSTAR cable modems, up 144 percent from last year and 41 percent sequentially.

Sales of transmission products were $114.7 million, down 6 percent from last year and flat with last quarter.

Gross margin in the fourth quarter was 38.9 percent of sales, an increase of 2.1 percentage points from last year and 2 percentage points from last quarter. Significantly higher volumes and continuing efforts in engineering design, procurement and manufacturing were offset partially by the continued decline of average selling prices. The timing of certain procurement savings contributed significantly to this quarter’s increase in gross margin.

Net income for the fourth quarter, on a GAAP basis, was $34.5 million or $0.22 per share, compared with $70.2 million or $0.45 per share in last year’s fourth quarter, and compared with $61.7 million or $0.40 per share last quarter.

Pro forma net income for the fourth quarter of fiscal year 2005 was $77.3 million or $0.50 per share, compared with $54.6 million or $0.35 per share in last year’s fourth quarter, and compared with $62.4 million or $0.40 per share last quarter.

The effective tax rate for the quarter was 44 percent. The increase in the effective tax rate resulted from a reserve the company recorded based on a tentative settlement with the staff of the SEC on the Adelphia and Charter matters. This reserve had a $20.0 million pre-tax and after-tax impact on earnings.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong. Cash and short-term investments increased by $68.8 million in the quarter to $1.522 billion. In the fourth quarter, cash provided by operating activities was $71.0 million.

Accounts receivable increased by $39.6 million, related primarily to higher sales in the quarter. Days sales outstanding improved slightly to 39 days.

Inventory increased by $16.5 million. Inventory turns increased to 10.7 in the quarter.

Excellent Fiscal Year 2005 Results

New orders in fiscal year 2005 were $1.933 billion, up 7 percent from last year. Fiscal year 2005 bookings, which include the de-booking of backlog in Japan, increased 4 percent to $1.879 billion. Sales increased by 12 percent to $1.911 billion.

Gross margin was 37.4 percent of sales in fiscal year 2005, up 20 basis points from last year.

Net income for fiscal year 2005, on a GAAP basis, was $210.8 million or $1.36 per share, compared with $218.0 million or $1.41 per share last year. Pro forma net income for fiscal year 2005 was $254.9 million or $1.65 per share, compared with $201.0 million or $1.30 per share last year.

Earnings in fiscal year 2005 included the two settlements discussed earlier and mark-to-market adjustments of various equity investments. Together these items resulted in after-tax charges of $44.1 million, or $0.29 per share.

Earnings in fiscal year 2004 included a gain on the sale of an equity investment and a favorable income tax settlement relating to certain fiscal years prior to 2003. These gains were partially offset by a settlement with ViaSat, Inc. related to the sale of Scientific-Atlanta’s satellite networks business in April, 2000. Together these items contributed $17.0 million to net income in fiscal year 2004, or $0.11 per share.

In fiscal year 2005, the company generated $349.6 million of cash from operating activities.

Other Highlights

Digital video recorder (DVR) shipments increased 41 percent from last year’s fourth quarter and 9 percent sequentially to 542 thousand units. The mix continued to shift in favor of high-definition units; approximately 300 thousand were high-definition DVRs. Shipments of all high definition set-tops, including high-definition DVRs, were 454 thousand units, an increase of 100 percent from last year and 4 percent sequentially.

In the fourth quarter, Scientific-Atlanta introduced a complete range of IP (Internet Protocol) video set-tops. These products include standard-definition, high-definition, DVR, and gateway set-tops, and are currently under development.

Demand for voice modems continued to accelerate in the fourth quarter. Thirty-nine percent of modem shipments, or 343 thousand units, were voice modems. Voice modem shipments increased by 322 percent from last year and 37 percent sequentially.

Scientific-Atlanta announced its new Digital Content Manager (DCM) product, which we expect to be commercially available later this year. The DCM is a high-density MPEG video multiplexer that utilizes next generation processing technologies to deliver a 20X increase in processing speed in both video transrating and program insertion capabilities, while improving overall video picture quality. The DCM brings new and compelling economics to both standard-definition and high-definition video processing and becomes a key enabler of critical applications including digital simulcast, digital program insertion, switched digital broadcast, and video-on-demand.

Summarizing the fourth quarter and fiscal year 2005 results, Jim McDonald, Scientific-Atlanta Chairman, President and CEO, concluded, “By applying our innovative products and systems capabilities across our existing domestic cable customers, telephone companies, and international operators, we grew the company profitably in fiscal year 2005. We believe that this is the right strategy to follow in the year ahead.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA - http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

# # #

For more information contact:

Tom Robey, Investor Relations             770-236-4608 770-236-4775 fax

tom.robey@sciatl.com

Scientific-Atlanta, the Scientific-Atlanta logo and Explorer are registered trademarks of Scientific-Atlanta, Inc. WebSTAR is a trademark of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
SALES	$527.0	$458.8	$1,910.9	$1,708.0

COST AND EXPENSES
Cost of sales	322.0	290.1	1,195.7	1,073.2
Sales and administrative	54.9	51.3	203.1	199.2
Research and development	44.5	39.0	163.5	149.2
Settlement expense, net	53.3	—	53.3	—
Restructuring	—	—	(0.3)	1.3
Interest expense	0.2	0.1	0.8	0.8
Interest income	(10.0)	(4.5)	(30.5)	(16.8)
Other (income) expense, net	0.3	(1.3)	2.4	(7.2)

Total costs and expenses	465.2	374.7	1,588.0	1,399.7

EARNINGS BEFORE INCOME TAXES	61.8	84.1	322.9	308.3

PROVISION FOR INCOME TAXES	27.3	13.9	112.1	90.3

NET EARNINGS	$34.5	$70.2	$210.8	$218.0

EARNINGS PER COMMON SHARE
Basic	$0.23	$0.46	$1.38	$1.43

Diluted	$0.22	$0.45	$1.36	$1.41

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152.5	153.2	152.6	152.1

Diluted	154.7	155.8	154.7	154.8

DIVIDENDS PAID PER SHARE	$0.01	$0.01	$0.04	$0.04

BOOKINGS	$478.0	$540.4	$1,879.3	$1,810.4

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
SALES	$527.0	$458.8	$1,910.9	$1,708.0

COST AND EXPENSES
Cost of sales	322.0	290.1	1,195.7	1,073.2
Sales and administrative	54.9	51.3	203.1	199.2
Research and development	44.5	39.0	163.5	149.2
Interest expense	0.2	0.1	0.8	0.8
Interest income	(10.0)	(4.5)	(30.5)	(16.8)
Other (income) expense, net (d) (e)	(0.6)	(1.8)	(0.5)	(4.5)

Total costs and expenses (a) (b) (c) (d) (e)	411.0	374.2	1,532.1	1,401.1

EARNINGS BEFORE INCOME TAXES	116.0	84.6	378.8	306.9

PROVISION FOR INCOME TAXES (f) (g)	38.7	30.0	123.9	105.9

NET EARNINGS	$77.3	$54.6	$254.9	$201.0

EARNINGS PER COMMON SHARE
Basic	$0.51	$0.36	$1.67	$1.32

Diluted	$0.50	$0.35	$1.65	$1.30

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152.5	153.2	152.6	152.1

Diluted	154.7	155.8	154.7	154.8

RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND PRO FORMA NET INCOME IS AS FOLLOWS:

GAAP NET EARNINGS	$34.5	$70.2	$210.8	$218.0

(a) Gemstar net settlement expense	33.3	—	33.3	—
(b) Reserve for potential SEC settlement	20.0	—	20.0	—
(c) Restructuring	—	—	(0.3)	1.3
(d) (Gain) loss on equity securities and miscellaneous items	1.0	0.6	2.9	(8.6)
(e) ViaSat settlement	—	—	—	5.9
(f) Income tax effect on items above	(11.5)	(0.2)	(11.8)	0.4
(g) Refund related to income tax settlement	—	(16.0)	—	(16.0)

PRO FORMA NET EARNINGS	$77.3	$54.6	$254.9	$201.0

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

	July 1, 2005	July 2, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$475.5	$285.1
Short-term investments	1,046.1	1,012.5
Receivables, less allowance for doubtful accounts of $3.0 at July 1 and $3.1 at July 2	243.5	219.2
Inventories	129.1	129.9
Income tax receivables	—	18.9
Deferred income taxes	30.5	23.7
Other current assets	29.0	18.4

TOTAL CURRENT ASSETS	1,953.7	1,707.7

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	24.7	21.2
Buildings and improvements	115.6	83.7
Machinery and equipment	215.6	212.4

	355.9	317.3
Less - Accumulated depreciation and amortization	142.4	132.7

	213.5	184.6
GOODWILL	217.9	235.2

INTANGIBLE ASSETS	24.0	37.6

DEFERRED INCOME TAXES	56.8	30.8

OTHER ASSETS	119.5	73.7

TOTAL ASSETS	$2,585.4	$2,269.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1.2	$1.3
Accounts payable	194.7	171.6
Accrued liabilities	138.1	101.1
Deferred revenue	13.7	18.1
Income taxes currently payable	9.9	13.6

TOTAL CURRENT LIABILITIES	357.6	305.7

LONG-TERM DEBT, LESS CURRENT MATURITIES	6.2	7.7

NON-CURRENT DEFERRED REVENUE	9.3	7.9

OTHER LIABILITIES	232.6	145.0

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at July 1 and July 2	82.5	82.5
Additional paid-in capital	568.1	561.6
Retained earnings	1,500.4	1,300.7
Accumulated other comprehensive income, net of taxes of $13.8 at July 1 and $19.5 at July 2	28.9	39.5

	2,179.9	1,984.3

Less - Treasury stock, at cost (12,138,605 shares at July 1 and 11,614,954 shares at July 2)	200.2	181.0

	1,979.7	1,803.3

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,585.4	$2,269.6